Exhibit 99.1

               RushTrade(R) Group Reports Customer Accounts Up 82%

DALLAS, TEXAS (December 2, 2004) - Rush Financial Technologies, Inc., dba RushTrade(R)Group, (OTC.BB: "RSHF") announced today its trade volume report for the month of November 2004. RushTrade Securities, Inc., the Company's broker/dealer subsidiary, reports continued growth in Customer Accounts, Trade Volume and Customer Account Assets.

Total customer assets increased 56% from $36,019,838 in November 2003 to $56,350,508 in November 2004. The number of trades processed increased to 16,467 in November 2004, compared to 14,746 trades in November 2003, an increase of 11.7%. Total shares traded increased from 54,738,776 in November 2003 to 243,495,204 in November 2004, an increase of 345%. RushTrade Securities, Inc. also reported that customer accounts grew to 2,160 as of November 2004, an 82% increase over the same period last year.

About RushTrade Group

RushTrade Group operates through two primary subsidiaries:

RushGroup Technologies, Inc. ("RushGroup"), the Company's financial technology development subsidiary, develops and operates proprietary real-time portfolio management software products, order management systems, direct-access trading software applications and data services center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), RushGroup offers real-time market data platforms and Direct Access products to meet the needs of active online investors, semi-professional traders or institutional portfolio managers and traders.

RushTrade Securities, Inc, ("RushTrade"), a wholly-owned subsidiary of the Company and a fully disclosed introducing broker/dealer and member NASD and SIPC, offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. RushTrade customer trades are cleared through and customer accounts are held at a third party clearing firm. RushTrade is registered in all 50 U.S. states and accepts customers from most foreign countries. RushTrade customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

The Company is headquartered in Dallas, Texas and its common stock is traded on the OTC.BB Market under the symbol "RSHF." For more information about RushTrade and the RushGroup products, please visit www.rushtrade.com.

         This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.


            For further information, please contact Sharron DeLancey
                  at sdelancey@rushgroup.com or (972) 450-6000.
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